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                                                                     Exhibit 3.1

                          THE COMPANIES LAW (REVISED)
                            COMPANY LIMITED BY SHARES

                              AMENDED AND RESTATED
                            MEMORANDUM OF ASSOCIATION

                                       OF

               HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED
                           [Company name in chinese]

      (Adopted pursuant to a special resolution passed on 3 September 2004)

1. The name of the Company is Hutchison Telecommunications International Limited [Company name in chinese].

2. The Registered Office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies.

3. Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and shall include, but without limitation:

     (a) to act and to perform all the functions of a holding company in all its branches and to co-ordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which the Company or any subsidiary company is a member or which are in any manner controlled directly or indirectly by the Company;

     (b) to act as an investment company and for that purpose to acquire and hold upon any terms and, either in the name of the Company or that of any nominee, shares, stock, debentures, debenture stock, annuities, notes, mortgages, bonds, obligations and securities, foreign exchange, foreign currency deposits and commodities, issued or guaranteed by any company wherever incorporated or carrying on business, or by any government, sovereign, ruler, commissioners, public body or authority, supreme, municipal, local or otherwise, by original subscription, tender, purchase, exchange, underwriting, participation in syndicates or in any other manner and whether or not fully paid up, and to make payments thereon as called up or in advance of calls or otherwise and to subscribe for the same, whether conditionally or absolutely, and to hold the same with a view to investment, but with the power to vary any investments, and to exercise and enforce all rights and powers conferred by or incident to the ownership thereof, and to invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may be from time to time determined.

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4.   Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of The Companies Law (Revised).

5. Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6. If the Company is exempted, it shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7. The liability of each member is limited to the amount from time to time unpaid on such member's shares.

8. The share capital of the Company is HK$2,500,000,000 and US$10,000 divided into two classes of shares as follows:

     (a) 10,000,000,000 ordinary shares of a nominal or par value of HK$0.25 each; and

     (b) 1,000,000 non-voting redeemable preference shares of a nominal or par value of US$0.01 each with such rights and restrictions attached thereto as set out in the Articles of Association and with power for the Company insofar as is permitted by law to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (Revised) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether stated to be preference or otherwise shall be subject to the powers hereinbefore contained.

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